Exhibit 99.1
FINAL DRAFT – Not For Release
Q3 Earnings Release
December 8, 2006
Hayes Lemmerz Reports Improved Cash Flow and Liquidity
for Third Quarter Ended October 31, 2006
Northville, Michigan, December 11, 2006 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal third quarter ended October 31, 2006 were $589.5 million, down 2.4% from $604 million a year earlier. Loss from operations for the fiscal third quarter was $27.6 million, compared with earnings from operations of $16.8 million in the third quarter of 2005. The Company’s net loss in the third quarter was $59.6 million, compared to a net loss of $13.3 million in the same period a year earlier. The loss includes a $39 million asset impairment charge related to the Company’s suspension facilities in Bristol, Indiana and Montague, Michigan. Excluding the impairment charge, the Company had earnings from operations of $11.4 million and a net loss of $20.6 million during the quarter.
“Although our sales were down 2.4%, they reflect the Company’s move to a more diverse customer base when compared to the 15% declines in Big 3 production volumes in North America,” said Curtis Clawson, President, CEO and Chairman of the Board.
In the third quarter, Hayes Lemmerz reported free cash flow of $27.6 million, excluding the impact of the Company’s securitization program, up $5 million from a year earlier. The Company reduced its overall debt by approximately $24 million in the third quarter. Liquidity as of October 31, 2006, was $158 million, an increase of $6 million from July 31, 2006.
The Company reported adjusted EBITDA for the quarter of $52.7 million, a decline of $5.3 million from a year earlier.
During the third quarter, Hayes Lemmerz sold its Southfield, Michigan suspension machining facility, which further reduced the Company’s dependence on the North American automotive market.
“We are continuing to execute our operating plan, focus our capital expenditures in high growth/ low cost areas, maintain adequate liquidity and drive positive free cash flow,” said Mr. Clawson. “Our customer and geographic mix continue to improve, and our restructuring efforts are on track, generating substantial savings as we go forward,” he added.
So far this year, Hayes Lemmerz has won over $475 million of new business, 80% of which is with international customers, including Asian OEMs Toyota, Hyundai, Nissan and Honda, and European OEMs Volkswagen, Audi, BMW, Renault and Fiat. The Company is continuing to diversify its product mix in North America, as the market shifts toward passenger cars and cross-over SUVs.
A core component of Hayes Lemmerz’ strategy is to grow by maximizing customer satisfaction. “Hayes Lemmerz is proud to supply wheels to all of the ten top selling platforms in Europe, and to seven of the ten top selling platforms in North America,” said Mr. Clawson. “Additionally,

FINAL DRAFT – Not For Release
Q3 Earnings Release
December 8, 2006
for the fifth consecutive year, Hayes Lemmerz’ South Africa Operation was recognized with Ford Motor of Southern Africa’s Supplier of the Year award.”
For the full year, Hayes Lemmerz expects to achieve sales of $2.2 billion to $2.3 billion, improved adjusted EBITDA compared with 2005, and capital expenditures of $75-85 million. In the fourth quarter, the Company expects to expand capacity at its aluminum wheel plants in the Czech Republic, Thailand and Turkey.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from discontinued operations and the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments.
Conference Call
Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal year 2006 third-quarter financial results today, Monday, December 11, 2006, at 10:00 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call: (888) 295-5935 from the United States and Canada; (706) 758-0212 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID# 9659121.
The conference call will be accompanied by a slide presentation, which can be accessed through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/investor_kit/html/presentations.html.
A replay of the call will be available from 1:00 p.m. (ET), December 11, 2006 until 11:59 p.m. (ET), December 16, 2006, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID# 9659121.
An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 33 facilities and over 9,000 employees worldwide.

FINAL DRAFT – Not For Release
Q3 Earnings Release
December 8, 2006
This press release includes forward looking statements, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our Annual Report on Form 10-K and other periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	October 31, 2006	January 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$59.7	$42.5
Receivables	296.1	255.6
Other Receivables	40.8	101.0
Inventories	199.3	179.9
Prepaid expenses and other	17.3	23.5

Total current assets	613.2	602.5

Property, and plant equipment, net	697.4	758.1
Goodwill, intangibles and other long term assets	428.1	438.6

Total assets	$1,738.7	$1,799.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$24.3	$25.5
Current portion of long-term debt	9.2	19.2
Accounts payable and other accrued liabilities	402.8	367.8

Total current liabilities	436.3	412.5

Long-term debt, net of current portion	667.0	684.3
Pension and other long-term liabilities	476.0	471.9
Minority interest	53.3	47.2
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $0.01 per share	0.4	0.4
Additional paid in capital	677.9	675.9
Retained earnings	(670.6)	(566.3)
Accumulated other comprehensive income	98.4	73.3

Total stockholders’ equity	106.1	183.3

Total liabilities and stockholders’ equity	$1,738.7	$1,799.2

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	Nine Months Ended	Nine Months Ended
	October 31, 2006	October 31, 2005
Cash provided by/(used for) operating activities	$83.9	$(6.8)

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(50.6)	(95.6)
Proceeds from sale of assets	17.6	18.5
Capital contribution by minority shareholders	0.4	—

Cash used for investing activities	(32.6)	(77.1)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	(2.5)	23.9
Borrowings/(repayment) on long term debt	(28.3)	33.7
Proceeds from (redemption of) New Term Loan, net of related fees	—	76.2
Dividends paid to minority shareholders	(1.8)	—
Bank finance fees paid	(2.9)	—

Cash used for financing activities	(35.5)	133.8

Net cash provided by (used for) discontinued operations	—	2.5
Effect of exchange rate changes on cash and cash equivalents	1.4	(0.7)

Increase/(decrease) in cash and cash equivalents	17.2	51.7
Cash and cash equivalents at beginning of period	42.5	34.9

Cash and cash equivalents at end of period	$59.7	$86.6

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Actual	Actual	Actual	Actual
	Three Months			Nine Months
	Ended	Three Months Ended	Nine Months Ended	Ended
	October 31, 2006	October 31, 2005	October 31, 2006	October 31, 2005
Net sales	$589.5	$604.0	$1,745.7	$1,749.2
Cost of goods sold	536.1	548.7	1,582.9	1,600.5

Gross profit	53.4	55.3	162.8	148.7
Marketing, general and administration	35.4	37.5	118.9	123.0
Asset impairments and other restructuring charges	41.5	3.8	48.1	37.6
Other (income) expense, net	4.1	(2.8)	5.2	6.8

Earnings (loss) from operations	(27.6)	16.8	(9.4)	(18.7)
Interest expense, net	19.4	18.1	56.8	49.2
Other non-operating (income) expense	—	0.2	—	0.6

Earnings (loss) before income taxes and minority interest	(47.0)	(1.5)	(66.2)	(68.5)
Income tax provision	9.5	10.2	30.4	18.8

Earnings (loss) before minority interest	(56.5)	(11.7)	(96.6)	(87.3)
Minority interest	3.1	2.4	7.5	7.5
Income from discontinued operations	—	0.8	—	3.5

Net income (loss)	(59.6)	(13.3)	(104.1)	(91.3)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(1.55)	$(0.37)	$(2.72)	$(2.50)
Income from discontinued operations	—	0.02	—	0.09

Net loss	$(1.55)	$(0.35)	$(2.72)	$(2.41)

Weighted average shares outstanding (in millions)	38.4	38.0	38.3	37.9